[THIS DOCUMENT IS A COPY OF THE EXHIBIT 2.1 TO THE CURRENT REPORT ON FORM 8-K (DATE OF REPORT -- AUGUST 3, 1995) WHICH EXHIBIT WAS FILED ON AUGUST 7, 1995 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.]


                          Pre-Incorporation Agreement


         This Agreement is entered into as of the ____ day of August 1995, by and among:


         Electronic Associates Inc. a corporation organized and existing under the laws of the State of New Jersey located at 185 Monmouth Parkway West, Long Branch, N.J. 07764 fax no: 908-5710578 (hereinafter: "EA"); and Mr. Moshe Wertheim of M. Wertheim (Holdings) Ltd., fax no. 972-3-522-424 or a company controlled by him (hereinafter: "Wertheim"); and Mr. Mordechay Zisser of Control Centers Ltd. fax no. 972-3-695-3080 or a company controlled by him (hereinafter:
"Zisser"); and FIBI Holdings Ltd., or a company controlled by it, a corporation organized and existing under the laws of the State of Israel, located at 9 Ahad Ha'am Street, Tel Aviv, Israel, fax no. 972-3-5196274 (hereinafter: "FIBI") or a company controlled by them; Wertheim, Zisser and FIBI will be defined collectively hereinafter as: "The Israeli Group"; and Mr. Mark S. Hauser of 101 East 52 St., New York N.Y 10022 fax no. 212-6445757 or a company controlled by him (hereinafter: "Hauser"); and Mr. Irwin L. Gross of 441 North Fifth St. Philadelphia, PA 19123 fax no.; 215-5928299 or a company controlled by him (hereinafter: "Gross"); and Broad Capital Associates Inc., a corporation incorporated under the laws of the State of New York, located at 152 West 57th Street, New York, NY 10019 (hereinafter: "Broad Capital").

                                WITNESSETH: THAT

         WHEREAS Israeli Aircraft Industries Limited (hereinafter: "IAI") seeks a strategic partner who would be able to provide the financial, industrial, management and marketing support required for the successful identification, development, manufacture, marketing and other commercial exploitation of its eligible technologies as defined in the Joint Venture Agreement (hereinafter: the "JV Agreement") to be agreed by the parties hereto and to be signed by the Company, as defined below, with IAI and which shall be marked as Appendix A and attached hereto and made a part hereof; and

         WHEREAS EA, The Israeli Group, Hauser, Gross and Broad Capital, expressed their desire to become such a partner and represent that they have the necessary experience, expert staff and resources required to provide such financial, industrial, management and marketing support; and

         WHEREAS EA, The Israeli Group, Hauser, Gross and Broad Capital, shall collectively form a private company in Israel under the name of Electronic Associates Israel Ltd. (hereinafter: "the Company") which shall engage in the implementation of the JV Agreement; and

         WHEREAS in order to finance and otherwise support the Company, the parties hereto are willing to furnish equity capital, shareholders' loans and other commitments upon the terms and conditions hereinafter set forth; and.



                                      (1)

     WHEREAS the Company and IAI according to the JV Agreement, and in order to implement it, intend to form a private company in Israel (hereinafter:
"Holdco"), in which the Company shall subscribe for 50.1% of the outstanding issued and paid-up share capital of Holdco and IAI shall have the option to subscribe for 49.9% of the outstanding issued and paid up share capital of Holdco;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and subject to the terms and conditions set forth herein, EA, the Israeli Group, Hauser, Gross and Broad Capital, agree as follows:

1.       Formation

         1.1 As soon as practical after the signing of this Agreement and before the signing of the JV Agreement, the parties shall incorporate the Company, under the Israeli Companies Ordinance [New Version], 5748 - 1983 as a limited by shares Company.

         1.2 The name of the Company shall be "Electronic Associates Technologies Israel Ltd.", or if such name be unavailable, such other name as may be authorized by the Registrar of Companies and agreed upon by the parties hereto.

         1.3 The Memorandum and Articles of Association of the Company shall be in the forms attached hereto and marked Appendices B and C respectively, subject only to further amendments in accordance with prevailing Israeli Company Law.

         1.4 The costs of registration of the Company, stamp duty in connection with this Agreement, and the legal fees in connection with registration of the Company, shall be borne by the Company in full.

         1.5 The purpose of the Company shall be the implementation of the JV Agreement.

2.       Share Capital

         2.1 The registered share capital of the Company at the time of registration shall be 28,000 New Israeli Shekels which shall be divided into 27,000 Ordinary shares of 1 N.I.S. each (hereinafter: "The Ordinary Shares") out of which 10,000 Ordinary Shared shall be issued; and 1,000 preferred Class B Shares none of which shall be issued.

         2.2      Upon incorporation of the Company:




                                      (2)

                  2.2.1 EA shall subscribe at nominal value in full, in cash for 5,230 Ordinary Shares representing 52.3% of the outstanding issued and paid-up share capital of the Company; and

                  2.2.2 The Israeli Group shall subscribe at nominal value in full, in cash for 2,520 Ordinary Shares representing 25.2% of the outstanding issued and paid-up share capital of the Company; and

                  2.2.3 Hauser shall subscribe at nominal value in full, in cash for 1,500 Ordinary Shares representing 15% of the outstanding issued and paid-up share capital of the Company; and

                  2.2.4 Gross shall subscribe at nominal value in full, in cash for 500 Ordinary Shares representing 5% of the outstanding issued and paid up share capital of the company; and

                  2.2.5 Broad Capital shall subscribe at nominal value in full, in cash for 250 Ordinary Shares, representing 2.5% of the outstanding issued and paid up share capital of the Company.

         2.3 Subject to sections 2.4 and 2.5, each of the Shares shall entitle the shareholder concerned to equal rights in regard to voting at, and participation in, the general meeting and all other rights accorded by the Memorandum and in the Articles of Association to the shareholders, with each share entitling the shareholder to one (1) vote.

         2.4 The Company shall issue Subordinated Capital Notes to each of EA and the Israeli Group, one to EA for the sum of $6,300,000 (six million three hundred thousand) U.S. dollars and the other to the Israeli Group for the sum of $1,575,000 (one million five hundred and seventy five thousand) U.S. dollars in consideration for the above mentioned sums of money.

                  The Subordinated Capital Notes to be issued will be subject to the following conditions.

                  2.4.1 The Subordinated Capital Notes will rank behind and be subordinated to all other obligations or debts of the Company. The Subordinated Capital Notes will not be negotiable nor will they be transferable or capable of being pledged, except for a transfer according to Paragraph 5.5 below.

                  2.4.2 The Subordinated Capital Notes will be denominated in U.S. dollars. All outstanding debit balances shall bear interest at an annual rate of 6.0% (six



                                      (3)
                           percent), which will be paid once a year at the end of each year. The interest will be calculated in relation to the period from the date on which the Subordinated Capital Notes were issued by the Company and up until the date of payment.

                  2.4.3 The Subordinated Capital Notes will be repaid by the Company in five (5) annual installments, each equivalent of 20% (twenty percent) of the amount of the Subordinated Capital Notes (principal and interest) commencing from June 1, 2002, (hereinafter:
                           "Dates of Payment"). Any anticipated repayment which may be made between the Dates of Payment will be deducted from the amount payable on the next Date of Payment.

                  2.4.4 Each year the Company will apply at least 80% (Eighty percent) of its net after -tax profits (on the basis of its consolidated financial statements) to the repayment of the Subordinated Capital Notes.

                  2.4.5 The Company shall be entitled at any time, to anticipate the due date for payment of the outstanding debit balance under the Subordinated Capital Notes, or any part thereof.

                  2.4.6    Non-payment of Subordinated Capital Notes

                           In the event that the Company does not meet any of its obligations to pay any amount (principal or interest) owing according to the terms of the Subordinated Capital Notes, then the unpaid debit balance will be immediately converted into cumulative redeemable Preferred Class B Shares of 1 INS each ( "the Class B Shares" and "the Outstanding Debit Balance"), subject to the condition that the holders of the Subordinated Capital Notes representing at least 51% (fifty-one percent) of the amount of the unpaid Outstanding Debit Balance, will be entitled to pass a resolution to defer - and only to defer - the date for repayment of the Outstanding Debit Balance to a deferred date or dates.

         2.5      Class B Shares

                  Class B Shares will confer on their holders the rights, preferences and advantages as listed hereinafter:

                  2.5.1 The Company will not distribute any dividends to its shareholders, as specified in Paragraph 2.9 below, until the full payment of the Outstanding Debit Balance. Dividend payments to the Class B Shareholders will be made out of Company funds available for distribution as dividends according to



                                      (4)
                           law. If the Company fails to pay the annual dividend due to Class B shareholders, in whole or in part, the short-fall will be added to the next annual dividend distribution.

                           Each year the Company will apply not less than 60% (sixty percent) of its net profits after the payment of taxes towards the repayment of the Outstanding Debit Balance.

                  2.5.2 On the winding-up of the Company, the Class B shareholders will be entitled to be paid out of the assets of the Company an amount equivalent to the Outstanding Debit Balance at the date of the winding-up (plus linkage differentials from the date of the issuance thereof until the date of winding
                           up), as a first preference ahead of any distribution to other shareholders.

                  2.5.3 The Company will at all times be entitled to redeem the Class B Shares in consideration for payment of the nominal value thereof (including linkage differentials to the index) plus all dividends which have accrued in respect thereof but which have not been paid.

                  2.5.4    The Class B Shares shall have no voting rights.

         2.6 The amount mentioned in Section 2.4 above which will be put at the disposal of the Company is to be used solely for the purpose of effecting the Initial Investment in the amount of $7,500,000 as set forth in Section 6.1 of the JV Agreement and to pay the Company's expenses.

         2.7 For the removal of doubt but subject to Section 7 below, there is nothing stated in this clause to prejudice the rights of the Board of Directors of the Company to require from its shareholders additional amounts over those stated above, in order to implement the JV Agreement.

         2.8 All payments shall be in US dollars or in New Israeli Shekels in accordance with the rate for transfers and drafts as published by the First International Bank of Israel, Ltd. on the date of payment.

         2.9 Subject to Sections 2.4.4. and 2.5.1, each year, unless otherwise decided by the Board of Directors of the Company, the Company will distribute to each of it's shareholders dividends, which will be in a sum equal to 50% of its net annual after tax profit based on its consolidated financial statements, but subject to the Company's cash flow situation and its obligations to Holdco.




                                      (5)

3.       Management of the Company


         3.1 The Board of Directors of the Company shall be comprised of up to 9 directors. Until decided otherwise by all the directors, the Board of Directors of the Company shall be comprised of 5 directors.

         3.2 For so long as EA, the Israeli Group and Hauser are shareholders of the Company, then EA shall be entitled to appoint two (2) directors, the Israeli Group will be entitled to appoint two (2) directors and Hauser will be entitled to appoint one (1) director.

         3.3 Four (4) members of the Board of Directors shall constitute a legal quorum and decisions will be accepted by a majority decision of the directors present at such meeting and subject to the applicable laws. If the required quorum for the passing of resolutions is not constituted, the meeting will be postponed by 24 hours. In the counting of hours, Saturdays, holidays and Jewish holidays will not be counted.

         3.4 During the term of the JV Agreement and subject to Section 3.2 herein, Mr. Mark S. Hauser and Mr. Irwin L. Gross will be Co-Chairmen of the Board of Directors. Mr. Moshe Wertheim and a representative of FIBI shall be directors in Holdco., on behalf of the Company. Mr. Mordechay Zisser shall be appointed by the Company to sit on the Advisory Board of Holdco.

         3.5 All decisions at any meeting of the Board of Directors shall be decided by a majority of four votes and a determination by a majority of the Directors shall for all purposes be deemed a determination of the Board of Directors.

         3.6 The Board of Directors may from time to time appoint any person or persons, to the office of General Manager for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment.

         3.7 The purpose of the Company shall be the implementation of the JV Agreement.

         3.8 Until otherwise authorized by the Board of Directors of the Company, the principal place of business of the Company will be located at Control Centers Ltd., 13 Mozes Yehuda St., Tel-Aviv 67772, Israel.



                                      (6)

4.       The JV Agreement

         4.1 At the signing of this agreement or immediately thereafter, the shareholders of the Company or the Company will execute the JV agreement with IAI, with intention to form Holdco.

         4.2 All the Shareholders of the Company agree to promote the purposes for which the Company was incorporated and work in full cooperation to advance the aforesaid purposes.

5.       Right of First Refusal

         5.1 If at any time prior to the time that the Company shall offer its Ordinary Shares in a public offering any shareholder of the Company (the "Selling Shareholder") would like to sell any or all of its Ordinary Shares or the Preferred Shares of the Company (hereinafter: "The Shares"), or receives a bona fide offer from any person to purchase any or all of his Shares of the Company (a "Third-Party Offer") and if the Selling Shareholder desires to accept such Third Party Offer, then the Selling Shareholder shall give prompt notice to all other Shareholders of the Company (the "Other Shareholders") which notice shall contain (i) in the event of a Third -Party offer, a true and correct copy of a Third-Party offer, setting forth the name and address of the proposed purchaser, (ii) the number of Shares of the Company which the Selling Shareholder beneficially owns and the number of such Shares of the Company which he wishes to sell, and (iii) the proposed purchase price and all other terms and conditions of the Third-Party Offer. The date on which notice is received by the last of the Other Shareholders is hereinafter referred to as the "Notice Date". Such notice shall be deemed an irrevocable offer of the Selling Shareholder to sell to the Other Shareholders the Shares of the Company which the Selling Shareholder wishes to sell at the same price and under the same terms and conditions as provided by the Third-Party Offer. The Other Shareholders shall then have the irrevocable and exclusive option to buy all of the Shares of the Company which the Selling Shareholder wishes to sell pursuant to the Third-Party Offer on the terms set forth herein.

         5.2 Within 30 business days following the Notice Date, the other Shareholders shall notify the Selling Shareholder in writing as to whether they wish to purchase the exact same amount of shares of the Company proposed to be purchased in the third party offer at the same price and under the same terms and conditions as provided in the third party offer (the "election"). Subject to clauses 5.3 and 5.4 below, each of the Other Shareholders shall then be obligated to purchase, and the Selling Shareholder shall be obligated to sell, such number of Shares of the Company, if any, as such Other Shareholder has specified in his Election. If several shareholders



                                      (7)
                  desire to purchase more shares than are offered by the Selling Shareholders the shares will be divided pro rata between all shareholders which have elected to participate in the purchase of the shares.

         5.3 If the Other Shareholders do not elect, within the 30 business day period specified in clause 5.2 above, to purchase any of the Shares of the Company which the Selling Shareholder wishes to sell, then the Selling Shareholder may, within a period of four months from the Notice Date, sell such Shares of the Company to the third party (the "Third-Party Transferee") only at the same price and on the same terms and conditions as specified in the Third-Party Offer. If such Selling Shareholder does not complete such sale within such two-month period, the provisions of this section shall again apply, and no sale of Shares of the Company shall be made otherwise than in accordance with the terms of this Agreement.

         5.4 Each Third-Party Transferee shall, as a condition to the transfer to such Third-Party Transferee, execute and deliver to all of the then shareholders of the Company a written agreement in which such Third-Party Transferee agrees, to the satisfaction of the other shareholders, to be bound by all the terms and provisions of this Agreement as if it were a party hereto, and agrees to be bound by all other obligations of the transferor under the JV Agreement.

         5.5 Except as set forth herein, Shares of the Company shall not, directly or indirectly, be sold, assigned, pledged or transferred, provided that this Agreement shall not prohibit transfer of Shares of the Company to a corporation or some other entity wholly owned by a transferor, and provided further that the transferee executes and delivers to all of the shareholders of the Company a written agreement in which such transferee agrees to be bound by all the terms and provisions of this Agreement as if it were a party hereto. Should the transferee be a corporation ("Transferee Corporation") this Section 5.5 will apply to its controlling shareholders too regarding their share-holdings in the Transferee Corporation.

         5.6 If any share in the Company owned by any party hereto shall be sold, transferred or otherwise disposed of to a third party transferee in any manner permitted by this Article ("the Transfer"), then the assigning party shall cause the Third-Party transferee to duly endorse or ratify this Agreement prior to the Transfer so that the obligations, rights and privileges attached to the share thus sold, transferred or otherwise disposed of, shall be assumed and exercised by the Third-Party transferee.

6.       Right of Co-sale

         6.1 Subject to the other restrictions on transfer contained herein, no Shareholder (the "Prospective Seller") shall sell, assign, transfer or convey for value to any Third



                                      (8)

                  Party or Parties Shares held by such Shareholder, unless each of the other Shareholders (for purposes of this Clause, the "Other Shareholders") shall have the option to participate pro rata (the "Pro Rata Portion") in such Sale on the same terms and conditions as offered by such Third Party or Parties, with the Shares to be sold by the Prospective Seller to be reduced to, and those Shares to be sold by each Other Shareholder delivering a Notice of Election (as defined below) to be equal to, the product of (i) the total Shares to be sold to the Third Party purchaser and (ii) a fraction, the numerator of which is the number of Shares held by the applicable selling Shareholder and the denominator of which is the total number of Shares held by all such selling Shareholders (includes the Prospective Seller and all Other Shareholders delivering a Notice of Election).

         6.2 If a Prospective Seller receives a bona fide offer or offers to purchase or otherwise acquire (for purposes of this Clause, an "Offer") any of such Prospective Seller's Shares, and such Prospective Seller intends to pursue a sale of such Shares to such Third Party or Parties, such Prospective Seller shall provide written notice (for purposes of this Clause, the "Offer Notice") of such Offer to each of the Other Shareholders no later than the thirtieth Business Day prior to the consummation of the Sale of the Shares. The Offer Notice shall identify the number of Shares, the price offered for such Shares, all other material terms and conditions of the Offer and, in the case of an Offer where the consideration consists in whole or in part of consideration other than cash, such information relating to such other consideration as shall be reasonably necessary to permit the Other Shareholders to determine whether to sell their Shares in accordance with this Clause and shall contain a true and complete copy of the agreement, if any, pursuant to which such Sale is to be made. Each of the Other Shareholders shall have the right and option, for a period of twenty (20) Business Days after the date the Offer Notice is given to such Other Shareholders (for purposes of this Clause, the "Notice Period"), to notify the Prospective Seller of such Other Shareholder's interest in selling the Pro Rata Portion of such Other Shareholder's Shares for the same consideration and otherwise on the same terms and conditions as contained in the Offer. Each Other Shareholder desiring to exercise such option shall, prior to the expiration of the Notice Period, provide the Prospective Seller with a written notice specifying that such Other Shareholder wishes to sell the Pro Rata Portion of its Shares in accordance with the terms of the Offer (for purposes of this Clause, a "Notice of Election"). If any such Other Shareholder shall elect to sell, then at the closing the Other Shareholder shall deliver to the purchaser the certificate or certificates evidencing the Shares to be sold pursuant to this Clause by such Other Shareholder duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the purchaser and executed by such Other Shareholder. Delivery of such certificate or certificates evidencing the Shares to be sold and the instrument of assignment shall be made against the payment of the consideration therefor from the purchaser.



                                      (9)

         6.3 If at the end of the Notice Period any Other Shareholder shall not have given a Notice of Election with respect to the Pro Rata Portion of such Other Shareholder's Shares, such Other Shareholder will be deemed to have waived all its rights under this Clause with respect to the sale described in the Offer Notice; provided that such sale or transfer is consummated within the three months period following the expiration of the Notice Period and is made to the person named in the Offer Notice at the price and on the terms specified in such Offer Notice or upon less favorable terms to the Prospective Seller; and provided for that any purchase or transfer agrees to be bound by all the terms and conditions of this Agreement.

         6.4 Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Election shall have been given, the Prospective Seller shall not have any obligation to any Other Shareholder to sell any Shares pursuant to this clause as a result of any decision by such Prospective Seller not to accept or consummate any Offer with respect to its Shares (it being understood that any and all such decisions shall be made by such Prospective Seller in its sole discretion).

         6.5 In the event that any of the shareholders exercise their right of first refusal with respect to any proposed sale of Shares pursuant to the terms and conditions contained in Clause 5, any right of co-sale under this Clause shall be waived and of no effect with respect to that particular sale. The right of co-sale in this Clause is expressly subordinate to the shareholders` right of first refusal contained in Clause 5.

         6.6 So long as the JV Agreement is in force, all the provisions of Sections 5 and 6 above relating to the transfer, sale or any other disposal of shares of any of the Parties hereto, are subject to the limitations and restrictions set forth with respect to such shares, in the JV Agreement.

7.       Additional funding and Dilution

         7.1 After the Company has exhausted every possibility of obtaining funds for the implementation of the JV Agreement from banks or any other sources, and subject to the fact that the shareholders made their best efforts to raise Capital from third parties without giving guarantees by any of the shareholders, for the implementation of the JV Agreement without issuing additional shares, the Company may, from time to time, decide on the increase of paid-up capital and/or shareholders loans and/or shareholders guarantees, all in accordance with the pro rata share of each of the shareholders in the paid-up share capital of the Company. The shareholders shall use their best effort, but shall not be obligated, to make the required financing instruments, as aforesaid, available to the Company at such times and on such conditions as the Board of Directors of the Company may decide from time to time.



                                      (10)

         7.2 Where the Board of Directors has made a decision as referred to in Clause 7.1 above, and any party to this Agreement fails to transfer the amount required in accordance with Clause 7.1 above (hereinafter: "the Party in Shortfall"), and one of the parties notifies the Board of Directors of the Company in writing that he is prepared to make available the said amount (hereinafter: "the Party in Surplus"), the Company shall allot to the party in surplus additional shares against the extra financing in such way that the allotment of the shares to the Party in Surplus will bring about a dilution of the shares of the Party in shortfall (hereinafter: "the Additional Shares").

         7.3 Notwithstanding the foregoing, the Party in Shortfall shall have the right to purchase the Additional Shares from the Party in Surplus, no later than 18 months from the allotment of the Additional Shares, for the amount paid for the Additional Shares plus interest at an annual rate of 10%. The interest will be calculated in relation to the period from the date on which the monies for the Additional Shares ware made available to the Company and up to the date of payment by the Party in Shortfall. All amounts shall be linked to the U.S. dollar.

8.       Expenses

         Except as provided in this Agreement, all legal and other costs and expenses, including stamp duty if required, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

         All actual expenses incurred by EA with regard to the JV Agreement and the implementation of the JV Agreement, until the establishment of the Company, shall be paid by EA. These expenses shall include legal fees, accountants, experts, travel etc.

9.       Entire Agreement, Amendment, Waiver

         This Agreement represents the entire understanding and agreement between the parties with respect to subject matter hereof and supersedes all prior negotiations, representations and agreements made by and between such parties (other than written agreements and other documents entered into or delivered pursuant hereto or in connection herewith). This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. Waiver by any party of any breach or default hereunder by any other party shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.




                                      (11)

10.      Validity

         This agreement will be given effect and the obligations of the parties hereto will be executed only subject to (I) the closing and signing of the JV Agreement, and (ii) the issuance of 600,000 warrants by EA to the Israeli Group in accordance with the Warrants Agreement which is attached hereto as Exhibit 10.

         In the event that for any reason whatsoever, the JV Agreement shall not be signed by IAI within 90 days from the signing of this agreement, this agreement shall be void and shall not bound any of the parties to any of the obligations under this Agreement.

11.      Law to Govern

         11.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

         11.2 "Business day" will be deemed to be any day Monday through Friday excluding Israeli and/or U.S. holidays.

12.      Press Releases

         No press releases or other public announcements regarding the transactions contemplated by this Agreement shall be issued by either party without the prior consent of all the Parties hereto except that in the event that the parties are unable to agree on a press release and legal counsel for one party is of the opinion that such press release is required by law, then such party may issue the legally required press release.

13.      Assignability

         This Agreement shall be binding upon the parties hereto, their successors and assigns, provided, however, that this Agreement in whole or in part shall not be assignable by any party hereto without the prior written consent of all the parties hereto.

14.      Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.      Section Headings

         The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof.





                                      (12)

16.      Notice

         Any notice or other communication required or permitted hereunder shall be in writing and shall be personally delivered, telegraphed, telexed, sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in mails, as follows:

         (i)      If to EA to:

                  Electronic Associates Ltd.
                  185 Monmouth Parkway
                  West Long Branch, N.J. 07764
                  USA

                  Facsimile: 908-571-0578

                  with a copy to:

                  Richard P. Jaffe, Esq.
                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market St.
                  Philadelphia, PA 19103
                  USA

                  Facsimile: 215-994-1111

         (ii)     If to Wertheim to:

                  Mr. Moshe Wertheim
                  Ilanim Development & Investments Ltd.
                  c/o Ron Gazit, Adv.
                  1 King David Blvd.
                  Tel Aviv, Israel

                  Facsimile:  972-3-522-4224

                  with a copy to:

                  Dan Lahat, Adv.
                  Cohen, Lahat & Co.
                  Beit Hakeren
                  155 Bialik Street
                  Ramat Gan 52523
                  Israel

                  Facsimile:  972-3-751-2066

         (iii)    If to Mordechay Zisser to:

                  Mordechay Zisser
                  Control Centers Ltd.
                  13 Mozes Yehuda St.
                  Tel Aviv 67442 Israel

                  Facsimile:  972-3-695-3080


                                      (13)
                  with a copy to:

                  Dan Lahat, Adv.
                  Cohen, Lahat & Co.
                  Beit Hakeren
                  155 Bialik Street
                  Ramat Gan 52523
                  Israel

                  Facsimile:  972-3-751-2066

         (iv)     If to FIBI to:

                  FIBI Holding Co., Ltd.
                  Ahad Ha'am Street
                  Tel Aviv 61290 Israel

                  Facsimile:

                  with a copy to:

                  Dan Lahat, Adv.
                  Cohen, Lahat & Co.
                  Beit Hakeren
                  155 Bialik Street
                  Ramat Gan 52523
                  Israel

                  Facsimile:  972-3-751-2066

         (v)      If to Hauser to:

                  Mark Hauser
                  101 East 52nd Street
                  New York, NY  10022
                  USA

                  Facsimile:  212-644-5757

                  with a copy to:

                  Richard P. Jaffe, Esq.
                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market St.
                  Philadelphia, PA 19103
                  USA

                  Facsimile: 215-994-1111

         (vi)     If to Gross to:

                  Irwin L. Gross
                  441 North Fifth St.
                  Philadelphia, PA 19123
                  USA

                  Facsimile:  215-592-8299

                  with a copy to:

                  Richard P. Jaffe, Esq.
                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market St.
                  Philadelphia, PA 19103
                  USA

                  Facsimile: 215-994-1111


                                      (14)

       (vii)      If to Broad Capital to:

                  Broad Capital Associated
                  152 West 57th Street
                  New York, NY 10019
                  USA

                  with a copy to:

                  Richard P. Jaffe, Esq.
                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market St.
                  Philadelphia, PA 19103
                  USA

                  Facsimile: 215-994-1111


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above:


---------------            -----------------                  -------------------                ----------------
EA                         Moshe Wertheim                     Mordechay Zisser                   FIBI





---------------            ------------------                 ------------------------
Mark S. Hauser             Irwin L. Gross                     Broad Capital Associates

                                      (15)